Exhibit 10.13

ANTHEM BLUE CROSS AND BLUE SHIELD

PROVIDER AGREEMENT

WITH

ONLINE CARE NETWORK P.C.

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ANTHEM BLUE CROSS AND BLUE SHIELD

PROVIDER AGREEMENT

This Provider Agreement (hereinafter “Agreement”) is made and entered into by and between Anthem Insurance Companies, Inc. doing business as Anthem Blue Cross and Blue Shield (hereinafter “Anthem”) on behalf of itself and as an agent for those Affiliates listed on Exhibit A hereto, each of which is deemed to be a party to this Agreement and each of which, including Anthem, is referred to herein as “Blue Plan”, and Online Care Network P.C. (hereinafter “Provider”). In consideration of the mutual promises and covenants herein contained, the sufficiency of which is acknowledged by the parties, the parties agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means any entity owned or controlled, either directly or through a parent or subsidiary entity, by Blue Plan, or any entity which is under common control with Blue Plan and that accesses the rates, terms or conditions of this Agreement, including but not limited to the entities listed on Exhibit A hereto. Blue Plan will have a current listing of such Affiliates available through a commonly available web site or upon request.

“Anthem Rate” means the lesser of Provider’s Charges for Covered Services, or the total reimbursement amount that Provider and Anthem have agreed upon as set forth in the Plan Compensation Schedule (“PCS”). The Anthem Rate shall represent payment in full to Provider for Covered Services.

“Capitation” means the amount of pre-payment made by Anthem to a provider or management services organization on a per member per month basis for either specific services or the total cost of care.

“Case Rate” means the all inclusive Anthem Rate for an entire admission or one outpatient encounter. “Global Case Rate” means the all inclusive Anthem Rate which includes facility, professional and physician services for specific Coded Service Identifier(s).

“Claim” means either the uniform bill claim form or electronic claim form in the format prescribed by Plan submitted by a provider for payment by a Plan for Health Services rendered to a Covered Individual. “Complete Claim” means, unless state law otherwise requires, an accurate Claim submitted pursuant to this Agreement, for which all information necessary to process such Claim and make a benefit determination is included.

“Coded Service Identifier(s)” means a listing of descriptive terms and identifying codes, updated from time to time by the Centers for Medicare and Medicaid Services (“CMS”) or other industry source, for reporting Health Services on the CMS 1500 claim form or its successor. The codes include but are not limited to, American Medical Association Current Procedural Terminology (“CPT®-4”), CMS Healthcare Common Procedure Coding System (“HCPCS”), International Classification of Diseases, 9th Revision, Clinical Modification (“ICD-9-CM”), and National Drug Code (“NDC”) or their successors.

“Cost Share” means, with respect to Covered Services, an amount which a Covered Individual is required to pay under the terms of the applicable Health Benefit Plan. Such payment may be referred to as an allowance, coinsurance, copayment, deductible, penalty or other Covered Individual payment responsibility, and may be a fixed amount or a percentage of applicable payment for Covered Services rendered to the Covered Individual.

“Covered Individual” means any individual who is eligible, as determined by Plan, to receive Covered Services under a Health Benefit Plan. For all purposes related to this Agreement, including all schedules, attachments, exhibits, manual(s), notices and communications related to this Agreement, the term “Covered Individual” may be used interchangeably with the terms Insured, Covered Person, Member, Enrollee, Subscriber, Dependent Spouse/Domestic Partner, Child or Contract Holder, and the meaning of each is synonymous with any such other.

“Covered Services” means Medically Necessary Health Services, as determined by Plan and described in the applicable Health Benefit Plan, for which a Covered Individual is eligible for coverage. Covered Services do not include the preventable adverse events as set forth in the provider manual(s).

“DRG” means Diagnosis Related Group or its successor as established by CMS or other grouper.

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“DRG Rate” means the all inclusive dollar amount applied to the appropriate DRG Weight which results in the Anthem Rate, if the reimbursement methodology as set forth in the PCS is on a DRG basis.

“DRG Weight” means the CMS cost weights for each DRG as published in the Federal Register to be effective on October 1st each year, or other cost weights used by Anthem.

“Emergency Condition” means a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson, with an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in serious jeopardy to the health of the individual, or in the case of a pregnant woman, the health of the woman or her unborn child; serious impairment to bodily functions; or serious dysfunction of any bodily organ or part. “Emergency Services” means those Covered Services provided in connection with an Emergency Condition.

“Encounter Data” means Claims information submitted by a Provider under capitated or risk-sharing arrangements, for Health Services rendered to Covered Individuals.

“Health Benefit Plan” means the document(s) describing the partially or wholly: insured, underwritten, and/or administered, marketed health care benefits, or services program between the Plan and an employer, governmental entity, or other entity or individual.

“Health Service” means those services or supplies that a health care provider is licensed, equipped and staffed to provide and which he/she/it customarily provides to or arranges for individuals.

“Medically Necessary” or “Medical Necessity” means the definition as set forth in the Health Benefit Plan, unless a different definition is required by statute or regulation.

“Network” means a group of providers that support, through a direct or indirect contractual relationship, some or all of the product(s) and/or program(s) in which Covered Individuals are enrolled.

“Network/Participating Provider” means a provider designated by Plan to participate in one or more Network(s).

“Other Payors” means persons or entities, utilizing the Network(s)/Plan Program(s) pursuant to an agreement with Anthem or an Affiliate, including without limitation, other Blue Cross and/or Blue Shield Plans that are not Affiliates, and employers or insurers providing Health Benefit Plans pursuant to insured, self-administered or self-insured programs.

“Participation Attachment” means the document(s) attached to and made a part of this Agreement which identifies the additional duties and/or obligations related to Network(s) and/or Plan Program(s).

“Percentage Rate” means the Anthem Rate that is expressed as a percentage of allowed Provider Charges.

“Per Diem Rate” means the Anthem Rate that is expressed as the all inclusive fixed payment for Covered Services rendered on a single date of service.

“Per Hour Rate” means the Anthem Rate that is applicable when payment is derived based on an increment of time multiplied by the Anthem Rate in the applicable fee schedule.

“Per Unit Rate” means the Anthem Rate that is applicable when payment is derived based on a unit of service multiplied by the Anthem Rate in the applicable fee schedule(s).

“Per Visit Rate” means the Anthem Rate that is expressed as the all inclusive fixed payment for one outpatient encounter.

“Plan” means Anthem, an Affiliate as designated by Anthem, and/or an Other Payor. For purposes of this Agreement, when the term “Plan” applies to an entity other than Anthem, “Plan” shall be construed to only mean such entity.

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“Plan Compensation Schedule” (“PCS”) means the document(s) attached to, or made a part of this Agreement which sets forth the Anthem Rate(s) and compensation related terms for the Network(s) in which Provider participates. The PCS may include additional Provider obligations and specific Anthem compensation related terms and requirements.

“Plan Fee Schedule(s)” means the schedule of the maximum amounts that Plan will pay for Covered Services, less Cost Shares if applicable. The Plan Fee Schedule(s) applicable for the Network(s) in which Provider participates is further described in the PCS.

“Plan Program” means any program now or hereafter established, marketed, administered, sold, or sponsored by Plan, or Blue Cross Blue Shield Association (“BCBSA”) (and includes the Health Benefit Plans that access, or are issued, or entered into in connection with such program). Plan Program shall include but is not limited to, a health maintenance organization(s), a preferred provider organization(s), a point of service product(s) or program(s), an exclusive provider organization(s), an indemnity product(s) or program(s) and a quality program(s). The term Plan Program shall not include any program excluded by Plan or BCBSA.

“Provider Charges” means the regular, uniform rate or price Provider determines and submits to Anthem as charges for Health Services provided to Covered Individuals. Such Provider Charges shall be no greater than the rate or price Provider submits to any person or other health care benefit payor for the same Health Services provided, regardless of whether Provider agrees with such person or other payor to accept a different rate or price as payment in full for such services.

“State Specific Provisions Attachment” means the document(s), if any, attached hereto, which identifies provisions specific to the individual state and are required by the Plan, by statute, or by regulation.

ARTICLE II

SERVICES/OBLIGATIONS

2.1

Covered Individual Identification. Anthem shall ensure that Plan provides a means of identifying Covered Individual either by issuing a paper, plastic, or other identification document to the Covered Individual or by a telephonic, paper or electronic communication to Provider. This identification need not include all information necessary to determine Covered Individual’s eligibility at the time a Health Service is rendered, but shall include information necessary to contact Plan to determine Covered Individual’s participation and the applicable Health Benefit Plan. Provider acknowledges and agrees that possession of such identification document or ability to access eligibility information telephonically or electronically, in and of itself, does not qualify the holder thereof as a Covered Individual, nor does the lack thereof mean that the person is not a Covered Individual.

2.2

Provider Non-discrimination. Provider shall provide Health Services to Covered Individuals in a manner similar to and within the same time availability in which Provider provides Health Services to any other individual. Provider will not differentiate, or discriminate against any Covered Individual as a result of his/her enrollment in a Plan, or because of race, color, creed, national origin, ancestry, religion, sex, marital status, age, disability, payment source, state of health, need for health services, status as a litigant, status as a Medicare or Medicaid beneficiary, sexual orientation, or any other basis prohibited by law. Provider shall not be required to provide any type, or kind of Health Service to Covered Individuals that he/she/it does not customarily provide to others.

2.3

Publication and Use of Provider Information. For the term of this Agreement, Provider agrees that Anthem and Plans may use, publish, disclose, and display information and disclaimers, as applicable, relating to Provider. Anthem will make reasonable efforts to share data with Provider prior to initial disclosure or publication of any information related to a procedure or service for its transparency initiative(s) impacting Provider.

2.4

Use of Symbols and Marks. Neither party to this Agreement shall publish, copy, reproduce, or use in any way the other party’s symbols, service mark(s) or trademark(s) without the prior written consent of such other party. Notwithstanding the foregoing, the parties agree that they may identify Provider as a participant in the Network(s) in which he/she/it participates.

2.5	Submission and Payment of Claims. Refer to the State Specific Provisions Attachment.

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2.6

Plan Payment Time Frames. Anthem shall require Plans or their designees to use commercially reasonable efforts to adjudicate or arrange for adjudication and where appropriate make payment for all Complete Claims for Covered Services submitted by Provider within ninety (90) days, exclusive of Claims that have been suspended due to the need to determine Medical Necessity, or the extent of Plan’s payment liability, if any, because of issues such as coordination of benefits, subrogation or verification of coverage.

2.7	Payment in Full and Hold Harmless.

2.7.1

Provider agrees to accept as payment in full, in all circumstances, the applicable Anthem Rate whether such payment is in the form of a Cost Share, a payment by Plan, or payment by another source, such as through coordination of benefits or subrogation. Provider shall bill, collect, and accept compensation for Cost Shares. Provider agrees to make reasonable efforts to verify Cost Shares prior to billing for such Cost Shares. In no event shall Plan be obligated to pay Provider or any person acting on behalf of Provider for services that are not Covered Services, or any amounts in excess of the Anthem Rate less Cost Shares or payment by another source, as set forth above. Notwithstanding the foregoing, Provider agrees to accept the Anthem Rate as payment in full if the Covered Individual has not yet satisfied his/her deductible.

2.7.2

Provider agrees that in no event, including but not limited to, nonpayment by applicable Plan, insolvency of applicable Plan, or breach of this Agreement, shall Provider, or any person acting on behalf of Provider, bill, charge, collect a deposit from, seek compensation from, or have any other recourse against a Covered Individual, or a person legally acting on the Covered Individual’s behalf, for Covered Services provided pursuant to this Agreement. This section does not prohibit Provider from collecting reimbursement for the following from the Covered Individual:

2.7.2.1	Cost Shares, if applicable;

2.7.2.2

Health Services that are not Covered Services (other than preventable adverse events). However, Provider may seek payment for a Health Service that is not Medically Necessary or is experimental/investigational only if Provider obtains a written waiver that meets the following criteria:

a)	The waiver notifies the Covered Individual that the Health Service is likely to be deemed not Medically Necessary, or experimental/investigational;

b)	The waiver notifies the Covered Individual of the Health Service being provided and the date(s) of service;

c)	The waiver notifies the Covered Individual of the approximate cost of the Health Service;

d)	The waiver is signed by the Covered Individual, or a person legally acting on the Covered Individual’s behalf, prior to receipt of the Health Service;

2.7.2.3	Any reduction in or denial of payment as a result of the Covered Individual’s failure to comply with his/her utilization management program.

2.8	Adjustments for Incorrect Payments. Provider shall refund all duplicate or erroneous Claim payments regardless of the cause. In lieu of a refund, Plan may offset future Claim payments.

2.9

Provider Subcontractors. Provider may fulfill some of his/her/its duties under this Agreement through subcontractors or delegates. Hereinafter, subcontractors and delegates are referred to as “subcontractors”. Provider shall assure the compliance of his/her/its subcontractors with the terms and conditions of this Agreement as applicable. Provider shall be solely responsible to pay subcontractor for any Health Services. Provider shall indemnify Anthem, Plan and Covered Individuals for any failure of any subcontractor to so comply. If Anthem has a direct contract with the subcontractor (“direct contract”), the direct contract shall prevail over this Agreement.

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2.10

Compliance with Provider Manual(s) and Policies, Programs and Procedures. Provider agrees to abide by, and comply with, Anthem’s provider manual(s), which is incorporated herein by reference, and all other policies, programs and procedures (collectively “Policies”) established and implemented by Plan. Anthem or its designees may modify the provider manual(s) and Policies by making a good faith effort to provide notice to Provider at least forty-five (45) days in advance of the effective date of material modifications thereto.

2.11

In Network Referrals and Transfers. Provider shall refer and transfer Covered Individuals to Network/Participating Providers unless Provider has obtained a written acknowledgement (e.g. written waiver form) from the Covered Individual, prior to the provision of the service, indicating that (1) the Covered Individual was advised that no coverage, or only out-of-network coverage would be available from Plan and (2) the Covered Individual agreed to be financially responsible for additional costs related to such service. Additionally, Provider represents and warrants that Provider does not give, provide, condone or receive any incentives or kickbacks, monetary or otherwise, in exchange for the referral of a Covered Individual, and if a Claim for payment is attributable to an instance in which Provider provided or received an incentive or kickback in exchange for the referral, such Claim shall not be payable and, if paid in error, shall be refunded to Anthem.

2.12

Programs and Provider Panels. Provider acknowledges that Plan may have, develop, or contract to develop, various networks or programs that have a variety of provider panels, program components and other requirements, and that Plan may discontinue, or modify such networks or programs. In addition to those Networks designated on the signature page of the Agreement, Anthem may also identify Provider as a Network/Participating Provider in additional Networks and/or products designated in writing from time to time by Anthem. The terms and conditions of Provider’s participation as a Network/Participating Provider in such Networks and/or products shall be on the terms and conditions as set forth in this Agreement unless otherwise agreed to in writing by Provider and Anthem.

2.12.1

Provider further acknowledges and understands that Anthem participates in the Federal Employees Health Benefit Program (FEHBP) the health insurance plan for federal employees. Provider further understands and acknowledges that the FEHBP is a federal government program and the requirements of the program are subject to change at the sole direction and discretion of the United States Office of Personnel Management. Provider agrees to abide by the rules, regulations and other requirements of the FEHBP as they exist and as they may be amended or changed from time to time. Provider further agrees that in the event of a conflict between this Agreement and/or the provider manual, and the rules/regulations/other requirements of the FEHBP, the terms of the rules/regulations/other requirements of the FEHBP shall control.

2.13	Provider’s Inability to Carry Out Duties. Provider shall promptly send written notice, in accordance with the Notice section of this Agreement, to Anthem of:

2.13.1	Any change in Provider’s business address;

2.13.2

Any legal, governmental, or other action involving Provider which could materially impair the ability of Provider to carry out his/her/its duties and obligations under this Agreement, except for temporary emergency diversion situations; or

2.13.3

Any change in accreditation, provider affiliation, insurance, licensure, certification or eligibility status, or other relevant information regarding Provider’s practice or status in the medical community.

2.14

Provider Credentialing. Where applicable, Provider agrees that he/she/it meets Anthem’s credentialing standards or other applicable standards of participation for Networks in which Provider participates. A description of the credentialing program or applicable standards of participation, including any applicable accreditation requirements, is set forth in the provider manual(s).

2.15

Adjustment Requests. If Provider believes a Claim has been improperly adjudicated for a Covered Service for which Provider timely submitted a Claim to Plan, Provider must submit a request for an adjustment to Plan within two (2) years from the date of Plan’s payment or explanation of payment, unless otherwise set forth in the provider manual. The request must be submitted in accordance with Plan’s payment inquiry process. Requests for adjustments submitted after this date may be denied for payment, and Provider will not be permitted to bill Anthem, Plan, or the Covered Individual for those services for which payment was denied.

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2.16

Blue Cross Blue Shield Out of Area Program. Provider agrees to provide Covered Services to any person who is covered under another BCBSA out of area or reciprocal programs and to submit Claims for payment in accordance with current BCBSA Claims filing guidelines. Provider agrees to accept payment by Plan at the Anthem Rate for the equivalent Network as payment in full except Provider may bill, collect and accept compensation for Cost Shares. The provisions of this Agreement shall apply to Provider Charges for Covered Services under the out of area or reciprocal programs. Provider further agrees to comply with other similar programs of the BCBSA. For Covered Individuals who are enrolled under BCBSA out of area or reciprocal programs, Provider shall comply with the applicable Plan’s utilization management policies.

2.17

Supervision of Services. Provider agrees that all Health Services provided to Covered Individuals under this Agreement shall be provided by Provider or by a qualified person under Provider’s direction. Provider shall warrant that any nurses or other health professionals employed by or providing services for Provider shall be duly licensed or certified under applicable law.

2.18

Pass-Through Charges. Provider agrees not to pass through to Plan or the Covered Individual any charges which Provider incurs as a result of providing supplies or making referrals to another provider or entity. Examples include, but are not limited to, pass-through charges associated with laboratory services, pathology services, radiology services and durable medical equipment. If Anthem has a direct contract with the subcontractor, the direct contract shall prevail over this Agreement.

2.19

Coordination of Benefits/Subrogation. Provider agrees to cooperate with Plan regarding subrogation and coordination of benefits, as set forth in the provider manual, and to notify Plan promptly after receipt of information regarding any Covered Individual who may have a Claim involving subrogation or coordination of benefits.

2.20

Preventable Adverse Events. Notwithstanding any provision in this Agreement to the contrary, when any preventable adverse event as set forth in the provider manual(s) occurs with respect to a Covered Individual, the Provider shall neither bill, nor seek to collect from, nor accept any payment from Plan or Covered Individual for such events. If Provider receives any payment from Plan or Covered Individual for such events, it shall refund such payment within ten (10) business days of becoming aware of such receipt. Further, Provider shall cooperate with Anthem, to the extent reasonable, in any Anthem initiative designed to help analyze or reduce such preventable adverse events.

2.21	Cost Effective Care. Provider shall provide Covered Services in the most cost effective setting and manner.

ARTICLE III

CONFIDENTIALITY/RECORDS

3.1

Proprietary Information. All information and material provided by either party in contemplation of or in connection with this Agreement remains proprietary to the disclosing party. Neither party shall disclose any information proprietary to the other, or use such information or material except: (1) as otherwise set forth in this Agreement; (2) as may be required to perform obligations hereunder; (3) as required to deliver Health Services or administer a Health Benefit Plan; (4) to Plan or its designees; (5) upon the express written consent of the parties; or (6) as required by law or regulation, except that either party may disclose such information to its legal advisors, lenders and business advisors, provided that such legal advisors, lenders and business advisors agree to maintain confidentiality of such information.

3.2

Confidentiality of Personally Identifiable Information. Both parties agree to abide by state and federal laws and regulations regarding confidentiality of the Covered Individual’s personally identifiable information.

3.3

Network Provider/Patient Discussions. Notwithstanding any other provision in this Agreement and regardless of any benefit or coverage exclusions or limitations associated with a Health Benefit Plan, Provider shall not be prohibited from discussing fully with a Covered Individual any issues related to the Covered Individual’s health including recommended treatments, treatment alternatives, treatment risks and the consequences of any benefit coverage or payment decisions made by Plan or any other party. Nothing in this Agreement shall prohibit Provider from disclosing to the Covered Individual the general methodology by which Provider is compensated under this Agreement. Plan shall not refuse to allow or to continue the

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participation of any otherwise eligible provider, or refuse to compensate Provider in connection with services rendered, solely because Provider has in good faith communicated with one or more of his/her/its current, former or prospective patients regarding the provisions, terms or requirements of a Health Benefit Plan as they relate to the health needs of such patient.

3.4

Plan Access to and Requests for Provider Records. Provider shall comply with all applicable state and federal record keeping requirements, and, as set forth in the provider manual(s), shall permit Plan or its designees to have, with appropriate working space and without charge, on-site access to and the right to examine, audit, photocopy, excerpt and transcribe any books, documents, papers, and records related to Covered Individual’s medical and billing information within the possession of Provider and inspect Provider’s operations, which involve transactions relating to Covered Individuals and as may be reasonably required by Plan in carrying out its responsibilities and programs, including but not limited to, assessing quality of care, Medical Necessity, appropriateness of care, accuracy of payment, compliance with this Agreement, and for research. In lieu of on-site access, at Plan’s request, Provider shall submit records to Plan, the Covered Individual or their respective designees via photocopy or electronic transmittal, at no charge. Provider shall make such records available to the state and federal authorities involved in assessing quality of care or investigating Covered Individual grievances or complaints.

3.5

Transfer of Medical Records. Provider shall share a Covered Individual’s medical records, and forward medical records and clinical information in a timely manner to other health care providers treating a Covered Individual, at no cost to Anthem, Plan, a Covered Individual, or other treating healthcare providers.

ARTICLE IV

INSURANCE

4.1	Anthem Insurance. Anthem shall self-insure or maintain insurance as shall be necessary to insure Anthem and its employees, acting within the scope of their duties.

4.2	Provider Insurance. Provider shall self-insure or maintain insurance in types and amounts acceptable to Anthem as set forth in the provider manual(s).

ARTICLE V

RELATIONSHIP OF THE PARTIES

5.1

Relationship of the Parties. For purposes of this Agreement, Anthem and Provider are and will act at all times as independent contractors. Nothing in this Agreement shall be construed, or be deemed to create, a relationship of employer or employee or principal and agent, or any relationship other than that of independent entities contracting with each other for the purposes of effectuating this Agreement. In no way shall Anthem or Plan be construed to be providers of Health Services or responsible for the provision of such Health Services. Provider shall be solely responsible to the Covered Individual for treatment and medical care with respect to the provision of Health Services.

5.2

Blue Cross Blue Shield Association (BCBSA). Provider hereby expressly acknowledges his/her/its understanding that this Agreement constitutes a contract between Provider and Anthem, that Anthem is an independent corporation operating under a license from the Blue Cross and Blue Shield Association, an association of independent Blue Cross and/or Blue Shield Plans (“Association”), permitting Anthem to use the Blue Cross and/or Blue Shield Service Marks in the state (or portion of the state) where Anthem is located, and that Anthem is not contracting as the agent of the Association. Provider further acknowledges and agrees that he/she/it has not entered into this Agreement based upon representations by any person other than Anthem, and that no person, entity or organization other than Anthem shall be held accountable or liable to Provider for any of Anthem’s obligations to Provider created under this Agreement. Provider has no license to use the Blue Cross and/or Blue Shield names, symbols, or derivative marks (the “Brands”) and nothing in the Agreement shall be deemed to grant a license to Provider to use the Brands. Any references to the Brands made by Provider in his/her/its own materials are subject to review and approval by Anthem. This section shall not create any additional obligations whatsoever on the part of Plan other than those obligations created under other provisions of this Agreement.

5.3

Contracting Party. If Provider is a partnership, corporation, or any other entity other than an individual, all references herein to “Provider” shall also mean and refer to each individual within such entity who has applied for and been accepted by Plan as a Network/Participating Provider.

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ARTICLE VI

INDEMNIFICATION AND LIMITATION OF LIABILITY

6.1

Indemnification. Anthem and Provider shall each indemnify, defend and hold harmless the other party, and his/her/its directors, officers, employees, agents and subsidiaries, from and against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and costs) arising from third party claims resulting from the indemnifying party’s failure to perform his/her/its obligations under this Agreement, and/or the indemnifying party’s violation of any law, statute, ordinance, order, standard of care, rule or regulation. The obligation to provide indemnification under this Agreement shall be contingent upon the party seeking indemnification providing the indemnifying party with prompt written notice of any claim for which indemnification is sought, allowing the indemnifying party to control the defense and settlement of such claim, provided however that the indemnifying party agrees not to enter into any settlement or compromise of any claim or action in a manner that admits fault or imposes any restrictions or obligations on an indemnified party without that indemnified party’s prior written consent which will not be unreasonably withheld, and cooperating fully with the indemnifying party in connection with such defense and settlement.

6.2

Limitation of Liability. Regardless of whether there is a total and fundamental breach of this Agreement or whether any remedy provided in this Agreement fails of its essential purpose, in no event shall either of the parties hereto be liable for any amounts representing loss of revenues, loss of profits, loss of business, the multiple portion of any multiplied damage award, or incidental, indirect, consequential, special or punitive damages, whether arising in contract, tort (including negligence), or otherwise regardless of whether the parties have been advised of the possibility of such damages, arising in any way out of or relating to this Agreement. Further, in no event shall Plan be liable to Provider for any extracontractual damages relating to any claim or cause of action assigned to Provider by any person or entity.

6.3

Period of Limitations. Unless otherwise provided for in this Agreement, the provider manual(s) or Policies, neither party shall commence any action at law or equity, including but not limited to, an arbitration demand, against the other to recover on any legal or equitable claim arising out of this Agreement more than two (2) years after the events which gave rise to such claim, unless compliance with this section would compel a party to violate the terms of the Health Benefit Plan. The deadline for initiating an action shall not be tolled by the appeal process, provider dispute resolution process or any other administrative process. To the extent a dispute is timely commenced, it will be administered in accordance with Article VII of this Agreement.

ARTICLE VII

DISPUTE RESOLUTION AND ARBITRATION

7.1

Dispute Resolution. All disputes between Anthem and Provider arising out of or related in any manner to this Agreement shall be resolved using the dispute resolution and arbitration procedures as set forth below. Provider shall exhaust any other applicable provider appeal/provider dispute resolution procedures and any applicable state law exhaustion requirements as a condition precedent to Provider’s right to pursue the dispute resolution and arbitration procedures as set forth below.

7.1.1

In order to invoke the dispute resolution procedures in this Agreement, a party first shall send to the other party a written demand letter that contains a detailed description of the dispute and all relevant underlying facts, a detailed description of the amount(s) in dispute and how they have been calculated and any other information that the Anthem provider manual(s) may require Provider to submit with respect to such dispute. If the total amount in dispute as set forth in the demand letter is less than two hundred thousand dollars ($200,000), exclusive of interest, costs, and attorneys’ fees then within twenty (20) calendar days following the date on which the receiving party receives the demand letter, representatives of each parties’ choosing shall meet to discuss the dispute in person or telephonically in an effort to resolve the dispute. If the total amount in dispute as set forth in the demand letter is two hundred thousand dollars ($200,000) or more, exclusive of interest, costs, and attorneys’ fees, then within ninety (90) calendar days following the date of the demand letter, the parties shall engage in non-binding mediation in an effort to resolve the dispute unless both parties agree in writing to waive the mediation requirement. The parties shall mutually agree upon a mediator, and failing to do so, Judicial Arbitration and Mediation Services (JAMS) shall be authorized to appoint a mediator.

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7.2

Arbitration. Any dispute within the scope of subsection 7.1.1 that remains unresolved at the conclusion of the applicable process outlined in subsection 7.1.1 shall be resolved by binding arbitration in the manner as set forth below. Except to the extent as set forth below, the arbitration shall be conducted pursuant to the JAMS Comprehensive Arbitration Rules and Procedures, provided, however, that the parties may agree in writing to further modify the JAMS Comprehensive Arbitration Rules and Procedures. Notwithstanding anything to the contrary in the provider manual, the arbitration hearing shall be held in the city and state where the service/supply was provided to the Covered Individual, unless a different location is mutually agreed to by the parties. If multiple states are in involved in the dispute, the hearing shall take place in Indianapolis, Indiana. The parties agree to be bound by the findings of the arbitrator(s) with respect to such dispute, subject to the right of the parties to appeal such findings as set forth herein. No arbitration demand shall be filed until after the parties have completed the dispute resolution efforts described in section 7.1 above.

7.2.1

Selection and Replacement of Arbitrator(s). If the total amount in dispute as set forth in the demand letter is less than two million dollars ($2,000,000), exclusive of interest, costs, and attorneys’ fees, the dispute shall be decided by a single arbitrator selected, and replaced when required, in the manner described in the JAMS Comprehensive Arbitration Rules and Procedures. If the total amount in dispute as set forth in the demand letter is two million dollars ($2,000,000) or more, exclusive of interest, costs, and attorneys’ fees, the dispute shall be decided by an arbitration panel consisting of three arbitrators, unless the parties agree in writing that the dispute shall be decided by a single arbitrator.

7.2.2

Appeal. If the total amount of the arbitration award is five million dollars ($5,000,000) or more, inclusive of interest, costs, and attorneys’ fees, the parties shall have the right to appeal the decision of the arbitrator(s) pursuant to the JAMS Optional Arbitration Appeal Procedure. In reviewing a decision of the arbitrator(s), the appeal panel shall apply the same standard of review that a United States Court of Appeals would apply in reviewing a similar decision issued by a United States District Court in the jurisdiction in which the arbitration hearing was held.

7.2.3

Waiver of Certain Claims. The parties, on behalf of themselves and those that they may now or hereafter represent, each agree to and do hereby waive any right to join or consolidate claims in arbitration by or against other individuals or entities to pursue, on a class basis, any dispute; provided however, that if an arbitrator or court of competent jurisdiction determines that such waiver is unenforceable for any reason with respect to a particular dispute, then the parties agree that section 7.2 shall not apply to such dispute and that such dispute shall be decided instead in a court of competent jurisdiction.

ARTICLE VIII

TERM AND TERMINATION

8.1	Term of Agreement. The term of this Agreement shall commence at 12:01 AM on the Effective Date and shall continue in effect until such time it is terminated as provided herein.

8.2	Termination Without Cause. Either party may terminate this Agreement without cause at any time by giving at least one hundred eighty (180) days prior written notice of termination to the other party.

8.3

Breach of Agreement. Except for circumstances giving rise to the Termination With Cause section, if either party fails to comply with or perform when due any material term or condition of this Agreement, the other party shall notify the breaching party of its breach in writing stating the specific nature of the material breach, and the breaching party shall have thirty (30) days to cure the breach. If the breach is not cured to the reasonable satisfaction of the non-breaching party within said thirty (30) day period, the non-breaching party may terminate this Agreement by providing written notice of such termination to the other party. The effective date of such termination shall be no sooner than sixty (60) days after such notice of termination.

8.4	Termination With Cause.

8.4.1	This Agreement may be terminated immediately by Anthem if:

8.4.1.1

Provider commits any act or conduct for which his/her/its license(s), permit(s), or any governmental or board authorization(s) or approval(s) necessary for business operations or to provide Health Services are lost or voluntarily surrendered in whole or in part; or

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8.4.1.2	Provider commits a fraud or makes any material misstatements or omissions on any documents related to this Agreement which it submits to Anthem or to a third party; or

8.4.1.3	Provider files for bankruptcy, or makes an assignment for the benefit of its creditors without Anthem’s written consent, or if a receiver is appointed; or

8.4.1.4	Provider’s insurance coverage as required by this Agreement lapses for any reason; or

8.4.1.5	Provider fails to maintain compliance with Anthem’s credentialing standards or other applicable standards of participation; or

8.4.1.6	Anthem reasonably believes based on Provider’s conduct or inaction, or allegations of such conduct or inaction, that the well-being of patients may be jeopardized; or

8.4.1.7	Provider has been abusive to a Covered Individual, an Anthem employee or representative; or

8.4.1.8

Provider and/or his/her/its employees, contractors, subcontractors, or agents are identified as ineligible persons on the General Services Administration list of Parties Excluded from Federal Programs and/or HHS/OIG List of Excluded Individuals/Entities, and in the case of an employee, contractor, subcontractor or agent fails to remove such individual from responsibility for, or involvement with, the Provider’s business operations related to this Agreement; or

8.4.1.9	Provider is convicted of a felony or misdemeanor.

8.4.2	This Agreement may be terminated immediately by Provider if:

8.4.2.1

Anthem commits any act or conduct for which its license(s), permit(s), or any governmental or board authorization(s) or approval(s) necessary for business operations are lost or voluntarily surrendered in whole or in part; or

8.4.2.2	Anthem commits a fraud or makes any material misstatements or omissions on any documents related to this Agreement which it submits to Provider or to a third party; or

8.4.2.3	Anthem files for bankruptcy, or if a receiver is appointed; or

8.4.2.4	Anthem’s insurance coverage as required by this Agreement lapses for any reason.

8.4.3	If applicable, Anthem reserves the right to terminate individual providers under the terms hereof while continuing the Agreement for one or more providers in a group.

8.4.4	Anthem shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Provider as set forth in subsection 9.3.2.

8.5	Transactions Prior to Termination. Termination shall have no effect on the rights and obligations of the parties arising out of any transaction occurring prior to the date of such termination.

8.6

Continuance of Care-Termination. Unless otherwise set forth in the Health Benefit Plan, or required by statute or regulation, Continuance of Care-Termination shall apply as follows: Provider shall, upon termination of this Agreement for reasons other than the grounds set forth in the “Termination With Cause” section of this Agreement, continue to provide and be compensated for Covered Services rendered to Covered Individuals under the terms and conditions of this Agreement until the earlier of ninety (90) days or such time that: (1) the Covered Individual has completed the course of treatment and if applicable, was discharged; or (2) reasonable and medically appropriate arrangements have been made for a Network/Participating Provider to render Health Services to the Covered Individual. Notwithstanding the foregoing, for Covered Individuals who: (i) have entered the second or third trimester of pregnancy at the time of such termination, or (ii) are defined as terminally ill under § 1861 (dd) (3) (A) of the Social Security Act at the time of such termination, this continuance of care section and all other provisions of this Agreement shall remain in effect for such pregnant Covered Individuals through the provision of postpartum care directly related to their delivery, and for such terminally ill Covered Individuals for the remainder of their life for care directly related to the treatment of the terminal illness.

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8.7	Survival. In the event of termination of the Agreement, the following provisions shall survive:

8.7.1	Payment in Full and Hold Harmless (Section 2.7);

8.7.2	Adjustments for Incorrect Payments (Section 2.8);

8.7.3	Confidentiality/Records (Article III);

8.7.4	Indemnification and Limitation of Liability (Article VI);

8.7.5	Dispute Resolution and Arbitration (Article VII); and

8.7.6	Continuance of Care-Termination (Section 8.6).

ARTICLE IX

GENERAL PROVISIONS

9.1

Amendment. Except as otherwise provided for in this Agreement, Anthem retains the right to amend this Agreement, the Anthem Rate, any attachments or addenda by making a good faith effort to provide notice to Provider at least forty five (45) days in advance of the effective date of the amendment. If Provider decides not to accept the amendment, Provider has the right to terminate this Agreement without the amendment taking effect by providing written notice within thirty (30) days from receipt of such notice from Anthem. Provider’s termination shall take effect on the later of the amendment effective date identified by Anthem or one hundred eighty (180) days from the date Provider has provided notice of his/her/its intention to terminate pursuant to this section. Failure of Provider to provide such notice to Anthem within the time frames described herein will constitute acceptance of the amendment by Provider.

9.2

Assignment. This Agreement shall be binding upon and inure to the benefit of the respective legal successors and assignees of the parties. However, neither this Agreement, nor any rights or obligations hereunder may be assigned, either by operation of law or otherwise, transferred in whole or in part, without the prior written consent of the other party, except that Anthem retains the right to assign, either by operation of law or otherwise, transfer in whole or in part, this Agreement to an Affiliate or to delegate any rights or obligations under this Agreement to a designee.

9.3	Scope/Change in Status.

9.3.1

Anthem and Provider agree that this Agreement applies to Health Services rendered at the Provider’s location(s) on file with Anthem. Anthem may, if in Anthem’s judgment the circumstances require such, limit this Agreement to Provider’s locations, operations or business or corporate form, status or structure in existence on the Effective Date of this Agreement and prior to the occurrence of any of the following events:

9.3.1.1	Provider sells all or substantially all of his/her/its assets; or

9.3.1.2

Provider transfers control of his/her/its management or operations to any third party, including Provider entering into a management contract with a physician practice management company which does not manage Provider as of the Effective Date of this Agreement, or there is a subsequent change in control of Provider’s current management company; or

9.3.1.3

Provider acquires or controls any other medical practice or entity or is in any manner otherwise acquired or controlled by any other party, whether by purchase, merger, consolidation, alliance, joint venture, partnership, association or expansion; or

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9.3.1.4	Provider otherwise changes his/her/its locations, business or operations, or business or corporate form or status; or

9.3.1.5	Provider creates or otherwise operates a licensed health maintenance organization or commercial health plan (whether such creation or operation is direct or through a Provider affiliate).

9.3.2

Without limiting any of Anthem’s rights as set forth elsewhere in this Agreement, Anthem shall have the right to terminate this Agreement upon thirty (30) days written notice to Provider if Anthem determines, that as a result of any of the transactions listed in subsection 9.3.1, Provider cannot satisfactorily perform the obligations of Provider hereunder, or cannot comply with one or more of the terms and conditions of this Agreement, including but not limited to the confidentiality provisions herein; or Anthem elects in its reasonable business discretion not to do business with Provider, the successor entity or new management company, as a result of one or more of the events as set forth in subsection 9.3.1.

9.3.3	Provider shall provide Anthem with thirty (30) days prior written notice of:

9.3.3.1

A change in providers who are part of the group, if applicable. Any new providers must meet Anthem’s credentialing standards or other applicable standards prior to being designated as a Network/Participating Provider; or

9.3.3.2	Any new physical location, tax identification number, mailing address or similar demographic information; or

9.3.3.3	A change in operations, business or corporate form as set forth in subsections 9.3.1.1 through 9.3.1.5 above.

9.4	Definitions. Unless otherwise specifically noted, the definitions as set forth in this Agreement will have the same meaning when used in any attachment, the provider manual(s) and Policies.

9.5

Entire Agreement. This Agreement (including items incorporated herein by reference) constitutes the entire understanding between the parties and supersedes all prior oral or written agreements between them with respect to the matters provided for herein. If there are any inconsistencies between this Agreement and the provider manual, this Agreement will take precedence.

9.6

Force Majeure. Neither party shall be deemed to be in violation of this Agreement if such party is prevented from performing any of his/her/its obligations hereunder for any reason beyond his/her/its reasonable control, including without limitation, acts of God, acts of any public enemy, floods, statutory or other laws, regulations, rules, or orders of the federal, state, or local government or any agency thereof.

9.7

Compliance with Federal and State Laws. Anthem and Provider agree to comply with all requirements of the law relating to their obligations under this Agreement, and maintain in effect all permits, licenses and governmental and board authorizations and approvals as necessary for business operations. Provider agrees that he/she/it shall be and remain licensed and certified (including Medicare certification in unqualified, unrestricted status) in accordance with all state and federal laws and regulations (including those applicable to utilization review and Claims payment) relating to the provision of provider services to Covered Individuals. Provider shall supply evidence of such licensure, compliance and certifications to Anthem upon request. Provider further agrees to immediately notify Anthem if he/she/it loses or voluntarily surrenders such licensure, accreditation, permits, authorizations or approvals, or when applicable no longer meets Anthem’s credentialing standards. From time to time legislative bodies, boards, departments or agencies may enact, issue or amend laws, rules, or regulations pertinent to this Agreement. Both parties agree to immediately abide by all said laws, rules, or regulations to the extent applicable, and to cooperate with the other to carry out any responsibilities placed upon the other by said laws, rules, or regulations, subject to the other’s right to terminate as set forth under this Agreement. In the event of a conflict between this section and any other provision in this Agreement, this section shall control.

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9.7.1

In addition to the foregoing, Provider warrants and represents that at the time of entering into this Agreement, neither he/she/it nor any of his/her/its employees, contractors, subcontractors or agents are ineligible persons identified on the General Services Administrations’ List of Parties Excluded from Federal Programs (available through the internet at http://www.epls.gov/ or its successor) and the HHS/OIG List of Excluded Individuals/Entities (available through the internet at http://www.oig.hhs.gov/fraud/exclusions.asp or its successor), or as otherwise designated by the Federal government. If Provider or any employees, subcontractors or agents thereof becomes an ineligible person after entering into this Agreement or otherwise fails to disclose his/her/its ineligible person status, Provider shall have an obligation to (1) immediately notify Anthem of such ineligible person status and (2) within ten (10) days of such notice, remove such individual from responsibility for, or involvement with, the Provider’s business operations related to this Agreement.

9.8

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state where the services and/or supplies were provided, unless such state laws are otherwise preempted by federal law. In the event issues arise concerning services and/or supplies provided in multiple states and involve common issues of interpretation of this Agreement, this Agreement shall be interpreted pursuant to the laws of Indiana. Coverage issues specific to a Health Benefit Plan are governed by the state laws where the Health Benefit Plan is issued, unless such state laws are otherwise preempted by federal law.

9.9

Intent of the Parties. It is the intent of the parties that this Agreement is to be effective only in regards to their rights and obligations with respect to each other; it is expressly not the intent of the parties to create any independent rights in any third party or to make any third party a third party beneficiary of this Agreement, except to the extent Anthem utilizes a designee, which in such event shall give rights only within the scope of such designation, and to the extent specified in the Payment in Full and Hold Harmless section of this Agreement.

9.10

Non-Exclusive Participation. None of the provisions of this Agreement shall prevent Provider or Plan from participating in or contracting with any provider, preferred provider organization, health maintenance organization/health insuring corporation, or any other health delivery or insurance program. Provider acknowledges that Plan does not warrant or guarantee that Provider will be utilized by any particular number of Covered Individuals.

9.11

Notice. Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing and shall be delivered by electronic mail, by facsimile, by hand, or by mail. Unless specified otherwise in writing by a party, Anthem shall send Provider notice to an address that Anthem has on file for Provider, and notice initiated by Provider shall be sent to Anthem’s address as set forth on the signature page. Notice shall be effective upon the marked date associated with the corresponding delivery method noted above. Notwithstanding the foregoing, Anthem may post updates to its provider manual(s) and Policies on its web site.

9.12

Severability. In case any one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the remaining provisions shall be construed liberally in order to effectuate the purposes hereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If one or more provisions of the Agreement are invalid, illegal or unenforceable and an amendment to the Agreement is necessary to maintain its integrity, the parties shall make commercially reasonable efforts to negotiate an amendment to this Agreement and any attachments or addenda to this Agreement which could reasonably be construed not to contravene such statute, regulation, or interpretation. In addition, if such invalid, unenforceable or materially affected provision(s) may be severed from this Agreement and/or attachments or addenda to this Agreement without materially affecting the parties’ intent when this Agreement was executed, then such provision(s) shall be severed rather than terminating the Agreement or any attachments or addenda to this Agreement.

9.13

Waiver. Neither the waiver by either of the parties of a breach of any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasion, to enforce any of the provisions of this Agreement, shall thereafter be construed as a waiver of any subsequent breach of any of the provisions of this Agreement.

9.14	Abandonment. Nothing herein shall be construed as authorizing or permitting Provider to abandon any patient.

9.15

Exchanges. Unless specifically noted in the PCS or otherwise designated by Anthem, the Anthem Rate shall not apply to state-based or regional health insurance exchanges (“Exchanges”) established by the Patient Protection and Affordable Care Act.

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Each party warrants that it has full power and authority to enter into this Agreement and the person signing this Agreement on behalf of either party warrants that he/she has been duly authorized and empowered to enter into this Agreement.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION

WHICH MAY BE ENFORCED BY THE PARTIES

PROVIDER LEGAL NAME Online Care Network, P.C.

By:	/s/ Peter Antall	2/25/13
	Signature, Authorized Representative of Provider(s)	Date

Printed:	Peter Antall, MD	President
	Name	Title

Address:

	Street	City	State	Zip

Tax Identification Number (TIN):

(Note: if any of the following is not applicable, please leave blank)

License Number.

NPI Number:

Medicare Number.

Facsimile Number: 617 428 4917

Email Address:

Web Site:

Anthem Insurance Companies, Inc. dba Anthem Blue Cross and Blue Shield

ANTHEM INTERNAL USE ONLY

THE EFFECTIVE DATE OF THIS AGREEMENT IS:

By:	/s/ Douglas J. Wenners	2/25/13

	Signature, Authorized Representative of Anthem	Date

Printed:	Douglas J. Wenners	SVP PE+C
	Name	Title

Address:
	Street	City	State	Zip

(Note: if any of the following is not applicable, please leave blank)

Facsimile Number:

Email Address:

Web Site:

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As of the Effective Date of this Agreement, Provider will be designated as Network/Participating Provider in the following:

For a specific listing of the applicable Network(s)/products(s) in each state please refer to the applicable State Specific Attachment for that state.

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EXHIBIT A

Anthem Blue Cross and Blue Shield Plan Administrator, LLC

Anthem Blue Cross Life and Health Insurance Company

Anthem Health Plans of Kentucky, Inc. DBA Anthem Blue Cross and Blue Shield

Anthem Health Plans of Maine, Inc. DBA Anthem Blue Cross and Blue Shield

Anthem Health Plans of New Hampshire, Inc. DBA Anthem Blue Cross and Blue Shield

Anthem Health Plans of Virginia, Inc. DBA Anthem Blue Cross and Blue Shield

Anthem Health Plans, Inc. DBA Anthem Blue Cross and Blue Shield

Anthem Insurance Companies, Inc. DBA Anthem Blue Cross and Blue Shield

Anthem Life Insurance Company

Anthem Life & Disability Insurance Company

Blue Cross and Blue Shield of Georgia, Inc.

Blue Cross Blue Shield Healthcare Plan of Georgia, Inc.

Blue Cross Blue Shield of Wisconsin DBA Anthem Blue Cross and Blue Shield

Blue Cross of California DBA Anthem Blue Cross

Blue Cross of California Partnership Plan, Inc. DBA Anthem Blue Cross Partnership Plan

Claim Management Services, Inc. DBA Anthem Blue Cross and Blue Shield

Community Insurance Company DBA Anthem Blue Cross and Blue Shield

Compcare Health Services Insurance Corporation

Compcare Health Services Insurance Corporation DBA Anthem Blue Cross and Blue Shield

Compcare Health Services Insurance Corporation DBA CommunityConnect Health Plan

Empire HealthChoice Assurance, Inc. DBA Empire BlueCross BlueShield or Empire BlueCross

Empire HealthChoice HMO, Inc. DBA Empire BlueCross BlueShield HMO or Empire BlueCross HMO

HealthKeepers, Inc.

Healthy Alliance Life Insurance Company DBA Anthem Blue Cross and Blue Shield

HMO Colorado, Inc.

HMO Colorado, Inc. DBA HMO Nevada

HMO Missouri, Inc. DBA Anthem Blue Cross and Blue Shield

Matthew Thornton Health Plan, Inc. DBA Anthem Blue Cross and Blue Shield

RightCHOICE Managed Care, Inc. DBA Anthem Blue Cross and Blue Shield

Rocky Mountain Hospital and Medical Service, Inc. DBA Anthem Blue Cross and Blue Shield

UNICARE Health Insurance Company of the Midwest

UNICARE Health Plan of Kansas, Inc.

UNICARE Health Plan of West Virginia, Inc.

UNICARE Health Plans of Texas, Inc.

UNICARE Health Plans of the Midwest, Inc.

UniCare Life & Health Insurance Company

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